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INTEL CORPORATION

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Dear Fellow Stockholder,

Intel is holding its annual stockholders’ meeting on May 16, 2019. Ahead of this meeting, we would like to thank you for your continued support and investment in Intel. We are also encouraging you to vote your shares in accordance with the recommendations of the Board of Directors on all proposals. In particular, we are requesting your support on Proposal 3, Advisory Vote to Approve Executive Compensation (the “say-on-pay” proposal). Intel announced significant leadership transitions in the past few months, and we are providing you additional compensation-related context and information in this letter about the 2019 appointments of our new Chief Executive Officer, Robert (Bob) Swan, and our new Chief Financial Officer, George S. Davis. Mr. Swan became our CEO on January 30, 2019, and Mr. Davis became our CFO on April 3, 2019.

Business Transformation and CEO Transition

Intel is in the midst of one of the most significant transformations in its corporate history, as it continues to evolve its business to capture more of a large and expanding opportunity that includes the data center, artificial intelligence and autonomous driving industries, while continuing to derive value from its PC business. The ongoing transformation of our business is intended to achieve strong and sustainable growth in value for Intel’s stockholders, and our Board of Directors is confident that our new Chief Executive Officer (CEO) Bob Swan is the right leader to drive Intel into its next era of growth.

Strategic Growth Incentive Awards

In order to hold Mr. Swan accountable for driving Intel’s performance and incentivize him to exceed the high expectations of Intel’s stockholders, the independent Compensation Committee of our Board of Directors approved the grant of strategic growth incentive awards to him in January 2019. These awards provide him with the opportunity to earn ownership in our company and share in returns to our stockholders.

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Awards promote long-term value creation and CEO alignment with stockholders. In designing these awards, we benefited from stockholder feedback provided during our stockholder engagement process, which we solicited while the CEO search was publicly pending, regarding the importance of performance-based compensation. Accordingly, the awards make substantial value creation for stockholders an absolute prerequisite of any payout under these awards.

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Performance metrics aim high. Mindful of the need for sustained growth that produces strong returns for our stockholders, the Compensation Committee granted two performance-based strategic growth awards to Mr. Swan that are contingent upon significant increases in Intel’s market capitalization:

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Strategic growth performance-based option award. This option award covers 1.8 million shares at an exercise price of $48.73 per share, and will become exercisable only if Intel’s stock trades at 30% or more above the closing price on the grant date (i.e., trades at $63.35 per share or higher) for 30 consecutive trading days during the five years following the grant date. In other words, Intel’s market capitalization would need to increase by over $60 billion from that grant date, for a sustained period of time, in order for the option to be exercisable.

o

Strategic growth performance stock units (PSUs). This PSU award, which has a target payout of 450,000 shares, requires Intel’s stock to trade at least 50% above the closing price on the grant date (i.e., at $73.10 per share or higher) for 30 consecutive trading days within the next five years in order for those target shares to be earned. That growth would represent an increase in Intel’s market capitalization of over $100 billion.

The threshold goal for the PSUs is an appreciation of 30% in stock price (i.e., Intel’s stock trades at $63.35 per share or higher for 30 consecutive trading days), or over $60 billion in market capitalization. If only the threshold goal is achieved, only half of the target shares will be earned; if it is not achieved, no shares will be earned. Finally, to achieve the maximum payout under the PSUs, Intel’s stock price would need to increase by 100% or more (i.e., Intel’s stock trades at $97.46 per share or higher for 30 consecutive trading days), which would require a market capitalization increase of over $200 billion.

In order to ensure that our new CEO’s value creation is sustainable over the long-term, regardless of at what point prior to the fifth anniversary of the grant date a performance metric may be achieved under the PSU award, no more than 50% of any shares earned under these PSUs will be delivered to Mr. Swan earlier than the third anniversary of the grant date, with any additional shares earned under these PSUs to be delivered to Mr. Swan on the fifth anniversary of the grant date, subject to a cap and potential forfeiture of such additional shares if the threshold goal is not maintained for at least 30 consecutive trading days ending on the fifth anniversary of the grant date.

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Below 30% stock price appreciation over five years results in zero payout. If the performance-based stock option award goal is not achieved by the fifth anniversary of the grant date, Mr. Swan will forfeit this award in its entirety. If the PSU minimum threshold performance goal is not achieved by the fifth anniversary of the grant date, Mr. Swan will also forfeit the PSU award in its entirety.

Chief Financial Officer (CFO) New Hire Make-Whole Restricted Stock Unit (RSU) Award

On April 2, 2019, the company entered into an offer letter with its new CFO George Davis. In connection with his appointment, Intel granted Mr. Davis a new hire “make-whole” RSU award having a target award value of $10 million, in order to make Mr. Davis whole for certain unvested equity awards that he forfeited upon his departure from his prior employer. This RSU award will vest in 12 equal quarterly installments over three years, subject to Mr. Davis’s continued employment. In the event that, during this three-year period, Mr. Davis’s employment is terminated by Intel for any reason or by Mr. Davis for any reason, Mr. Davis will forfeit any then unvested portion of this RSU award.

If Mr. Davis’s employment is terminated by Intel without cause or by Mr. Davis for good reason, Mr. Davis will instead be entitled to a cash payment in respect of such forfeited, unvested portion of the RSU award. This cash payment initially will be equal to the target award value of $10 million, with such payment declining to zero ratably over the three-year RSU award vesting period, as and when the RSU award becomes vested. Other than this payment, Intel has not provided Mr. Davis with any contractual severance protections. As our new CFO hired in 2019, Mr. Davis’s 2019 compensation will be discussed and disclosed in Intel’s 2020 proxy statement.

Pay-for-Performance Culture

Although the strategic incentive awards are a new tool for incentivizing the creation of stockholder growth, they are consistent with our long-standing commitment to a pay-for-performance culture that stresses “at-risk” compensation, as evidenced by the charts below breaking out both Mr. Swan’s 2018 target compensation mix and his 2019 target compensation mix (which reflects his 2019 annual target compensation mix, plus the one-time incentive awards granted in connection with his appointment as permanent CEO).

CEO 2018 ANNUAL TARGET PERFORMANCE

AND INCENTIVE PAY MIX1

1

Does not include Mr. Swan’s (i) $1,000,000 third installment of his 2016 sign-on award, (ii) $1,500,000 cash bonus award for 2018 performance as interim CEO while also serving as CFO, (iii) “Change in Pension Value and Non-Qualified Deferred Compensation Earnings,” and (iv) “All Other Compensation” as reported in the Summary Compensation Table on page 79 of the 2019 annual proxy statement.

CEO 2019 ANNUAL TARGET PERFORMANCE AND

ONE-TIME APPOINTMENT INCENTIVES PAY MIX

Long-Standing Leader in Good Corporate Governance

Intel has long been on the leading edge of best practices in corporate governance and compensation. In 2009, Intel voluntarily began to provide stockholders with an advisory “say” on-pay vote on executive compensation, before such votes were mandated by the Dodd–Frank Wall Street Reform and Consumer Protection Act. In 2019, our compensation practices continued to evolve, including, among other things, adding an earnings per share performance metric to our annual PSU program (which is in addition to a metric related to our total stockholder return relative to the median three-year total stockholder return of the S&P 500 IT index). In addition, in 2018, we refreshed the Compensation Committee’s independent compensation consultant.

Furthermore, we have long followed a number of best practices:

WHAT WE DO	WHAT WE DON’T DO

•  We have performance-based compensation that uses a variety of performance measures and performance periods

•  We have a substantial majority of executive pay “at-risk”, based on a mix of absolute and relative financial and stock price performance metrics

•  We have robust stock ownership guidelines for all executive officers

•  We have a claw-back policy that applies to our annual incentive cash plan and equity incentive plan

•  We conduct an annual say-on-pay vote and a triennial vote on our equity compensation plan

•  We impose limits on maximum incentive payouts

•  No change-in-control compensation arrangements or excise tax gross-ups

•  No tax gross-ups for executive officers (except for business expenses such as relocation and housing costs)

•  No hedging or pledging of Intel stock by executives or directors

•  No special retirement plans exclusively for executive officers

•  No liberal share recycling under the equity incentive plan

•  No repricing or exchange of underwater options without stockholder approval

We also have a history of year-round engagement with our stockholders. Our integrated outreach team meets with a broad base of investors throughout the year to discuss corporate governance, executive compensation, corporate responsibility practices, and other matters of importance. In recognition of our long-standing commitment to good governance, stockholder support for our say-on-pay proposals has averaged 95% for the past five years.

We take seriously our commitment to pay-for-performance, and believe the heavily performance-based nature of Mr. Swan’s compensation properly rewards him for delivering significant market capitalization gains to our stockholders. We strongly believe our entire executive compensation program, inclusive of the one-time strategic growth equity awards described above, is in the best interests of Intel’s stockholders.

Should you have any questions or comments regarding our executive compensation program or other governance practices, we invite you to reach out to us at Intel Investor Relations, via email at investor.relations@intel.com or by telephone at (408) 765-1480.

Thank you for your ongoing support of Intel.

Sincerely,

Omar Ishrak

Chair, Compensation Committee of the Board of Directors of Intel Corporation